EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into for employment beginning on February 25, 2019 (“Effective Date”) by and among GoDaddy.com, LLC (the “Company” or “GoDaddy”), Desert Newco, LLC (“Parent”) and Andrew Low Ah Kee (“Executive”)(hereinafter collectively referred to as the “Parties”).

Term	Summary of Material Terms	Cross-Reference
Position	Chief Operating Officer	Section 1
Reports to	Scott Wagner – Chief Executive Officer	Section 1
Employment Term	Through December 31, 2023 unless extended	Section 2
Annual Salary	$500,000	Section 3(a)
Annual Target Bonus	100% of annual salary	Section 3(b)
Non-Change in Control Severance	• Any earned but unpaid salary or bonus • 100% of annual salary • Prorated Annual Bonus at target for year of termination • Payment equal to the cost of health insurance coverage for 12 months	Section 5(b)(iii)
Change in Control Severance	• Any earned but unpaid salary or bonus • 150% of annual salary • 150% of target Annual Bonus for the year of termination • Payment equal to the cost of health insurance coverage for 18 months	Section 5(b)(iv)

1.Duties and Scope of Employment. Executive will serve as the Company’s Chief Operating Officer, reporting to the Company's Chief Executive Officer, and will perform the duties, consistent with this position, as assigned by Executive’s supervisor or the Company’s Board of Directors (the “Board”).
2.    Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until December 31, 2023, Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement; provided, however, that beginning on December 31, 2022 and on each one year anniversary thereafter (each an “Extension Date”), the employment term will be automatically extended for an additional one-year period, unless the Company or Executive provides the other Party written notice at least 30 calendar days before the Extension Date that the employment term will not be extended.
3.    Compensation.
(a)    Base Salary. Effective January 1, 2019, the Company will pay Executive an annual salary of $500,000.00, as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by Executive’s supervisor, the Board or the Compensation Committee of the Board (“Committee”).
(b)    Annual Cash Bonus.
(i)    Commencing with the 2019 fiscal year, Executive is eligible to earn a target annual cash bonus of 100% of Executive’s Base Salary based upon achievement of individual and corporate performance objectives established under the Company’s executive bonus plan by the Board or the Committee in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company (the “Annual Cash Bonus”). The individual and corporate goals will be weighted – which means that for the 2019 fiscal year 80% of Executive’s target Annual Cash Bonus will be based on Company goals (subject to minimum and maximum limits as established by either the Board or the Committee) and 20% will be comprised of Executive’s individual and team goals.
(ii)    For all fiscal years, if a non-individual performance target is lowered for other senior executives, then it will be lowered for Executive as well. If any Annual Cash Bonus is earned, it will be paid when practicable after the Board or Committee determines it has been earned, subject to Executive being employed on the date of payment. For future years, the Board may modify the structure and performance objectives used for the Annual Cash Bonus determinations.

4.	Employee Benefits.
(a)    Executive will be entitled to participate in the employee benefit plans, including invention incentive programs, maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement.
(b)    During employment term, Executive will be provided coverage under the Company’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.
5.    Termination of Employment; Severance.
(a)    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 10(f) and Section 10(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of:

(i)    a termination by the Company with or without Cause,
(ii)    Executive’s Disability or death, or
(iii)    a resignation by Executive with or without Good Reason.
(b)    Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to a lump sum payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii), or Section 5(b)(iv). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any officer or other positions Executive holds with the Company or any of its affiliates.
(i)    Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a Notice of Termination or Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:
(1)    the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;
(2)    reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 90 days following the termination date; and
(3)    any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).
(ii)    Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a Notice of Termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:
(1)    the Accrued Obligations;
(2)    any earned but unpaid Annual Cash Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Cash Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Company the achievement of which will be determined by the Company. Any payment under this Section 5(b)(iii)(2) will be paid no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(3)    a prorated Annual Cash Bonus amount for the year of termination, if any would have been payable to Executive based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred. The prorated amount will be calculated based on the number of calendar days employed and any such prorated amount will be paid no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred.
(iii)    Termination Without Cause, Resignation for Good Reason. Executive’s employment may be terminated without Cause effective upon the Company’s delivery to Executive of a Notice of Termination, or by Executive’s resignation for Good Reason effective 30 days following delivery to the Company of Notice of Termination provided such delivery is within 90 days following the occurrence of events that result in Good Reason. No resignation for Good Reason will be effective unless during the 30-day period following the delivery of the Notice of Termination, the Company has not cured the events that result in Good Reason. If Executive’s employment is terminated without Cause (other than by reason of death or Disability), or if Executive resigns for Good Reason, Executive will receive:
(1)    the Accrued Obligations;
(2)    any earned but unpaid Annual Bonus for a prior year;
(3)    an amount equal to a prorated amount of the target Annual Cash Bonus for the year of termination;
(4)    a payment equal to 100% of the annual Base Salary in effect on the termination date; and
(5)    a payment equal to the cost of health insurance coverage under COBRA for 12 months.
(iv)    Termination of Employment During a Change in Control Period. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(iii) and such termination of employment occurs during the period that begins three (3) months prior to a Change in Control and ends on the date that is eighteen (18) months after a Change in Control, then Executive will receive the benefits described in Section 5(b)(iii), but the payment in Section 5(b)(iii)(3) will be equal to 150% of target

Annual Cash Bonus, the payment in Section 5(b)(iii)(4) will be equal to 150% of annual Base Salary in effect on the termination date (or the date immediately prior to the Change in Control if higher), and the health insurance coverage payment in Section 5(b)(iii)(5) will be for 18 months.

(c)    Exclusive Remedy. If a termination of Executive’s employment with the Company occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.
6.    Conditions to Receipt of Severance; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims in the form attached as Exhibit A, but with any appropriate and reasonable modifications reflecting changes in applicable law as necessary to provide the Company with the protection it would have received if the Release was executed as of the date of this Agreement (the “Release”) and (y) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in penalty taxation under Section 409A. Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.
(b)    Section 409A. If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then any payment or benefits will be delayed until the earliest date on which they could be paid or distributed without being subject to penalty taxation under Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
(c)    Covenants. Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with his confidentiality obligations to the Company and Section 9.

7.    Definitions.
(a)    Cause means (i) willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any of its affiliates; (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its affiliates; (iv) willful material breach of any written policies of the Company or any of its affiliates including any agreement between Executive and the Company (which policy or policies previously was provided to Executive); or (v) willful and continual failure to substantially perform his or her or her duties with the Company or any of its affiliates (other than a failure resulting from his or her or her incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its affiliates which specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties.
(b)    Change in Control means Change in Control as defined in the 2015 Incentive Plan.

(c)    Disabled means physically or mentally incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.
(d)    Good Reason means (i) a significant reduction of Executive’s duties, position, reporting structure, or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date; (ii) a reduction in Executive’s Base Salary or Annual Bonus as of the Effective Date; (iii) the relocation of Executive’s place of employment to a facility or location more than thirty-five (35) miles from Executive’s current place of employment.
8.    Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the grant date of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change of Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.
9.    Covenants.
(a)    Concurrently with his execution of this Agreement, Executive has entered into the Company’s confidential information and restrictive covenant agreement attached as Exhibit A (“Restrictive Covenant Agreement”).
(b)    During the employment term and continuing for a period of 1 year after Executive’s termination date, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Parent or any of its subsidiaries (including the Company), any of the investment funds invested in Parent or any affiliated funds (all of the foregoing collectively, the “Company Group”); provided, that the non-disparagement provisions of this Section 9(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. Parent and its subsidiaries (including the Company) will instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 9(b); provided, however, that the non-disparagement provisions will not apply to any statements that Parent or any of its subsidiaries (including the Company) or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company Group or its officers and directors so long as such statements are truthful. Executive, Parent and the Company expressly consider the restrictions contained in this Section 9(b) to be reasonable.
10.    Miscellaneous.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.
(b)    Entire Agreement. This Agreement, the Restrictive Covenant Agreement and the Equity Documents, contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including the Offer Letter and any verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive will be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 10(b).
(c)    Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.
(d)    Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.
(e)    Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.
(f)    Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.
GoDaddy.com, LLC        To most recent address as set forth
14455 North Hayden Road/Suite 100        in Executive’s personnel records
Scottsdale, AZ 85260
Attention: Chief Legal Officer
(g)    Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he or she has had the opportunity to discuss this matter with and obtain advice from his or her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(h)    Cooperation. Subject to the Company’s compliance with Section 9(b) and this Section 10(h), Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 10(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation. This provision will survive any termination of this Agreement. The Company will provide reasonable compensation to Executive for any services rendered at the Company's request.
(i)    Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Company’s Chief Executive Officer.
(j)    Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

Each party is signing this Agreement on the date set out below its signature.

GoDaddy.com, LLC

/s/ Nima Jacobs Kelly
By: Nima Jacobs Kelly
Date: February 15, 2019

Andrew Low Ah Kee

/s/ Andrew Low Ah Kee
Date: February 18, 2019

Desert Newco, LLC (Solely for purposes of Section 9(b) hereof)

/s/ Nima Jacobs Kelly
By: Nima Jacobs Kelly
Date: February 15, 2019

EXHIBIT A - FORM OF SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made, entered into, and effective as of the Effective Date (as defined in Paragraph 7(e) below), by and between INSERT NAME (“Employee” or “you”) and GoDaddy.com, LLC (“GoDaddy” or “Company”). For the purposes of this Agreement, GoDaddy and Employee are collectively referred to as the “Parties”. This Agreement is presented to Employee as of INSERT DATE (“Presentment Date”).
RECITALS
A.WHEREAS, effective INSERT DATE (the “Separation Date”), Employee will no longer be obligated to perform services for the Company.

B.WHEREAS, the Parties intend to set forth the terms and conditions for Employee’s separation of employment and further, fully, completely, and finally resolve and settle any and all claims, potential claims, disputes, or potential disputes that Employee may have against GoDaddy and the Released Parties (as defined in Paragraph 6 below), whether presently known or unknown, according to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises, covenants, obligations, and understandings set forth below, the Parties hereby agree as follows:

1.Wages & Benefits through the Separation Date. In addition to the Separation Consideration described in Paragraph 2 below, but not in consideration of Employee’s promises to abide by all the terms and conditions of this Agreement, the Company will:
a.    Pay Employee’s usual wages through and including Separation Date, in biweekly installments, on regular Company payroll dates, at Employee’s base pay rate, less the required withholdings and deductions; and
b.    Continue Employee’s current levels of benefits coverage through the Separation Date.

2.Separation Consideration. In exchange for Employee’s promises to abide by all the terms and conditions of this Agreement, each of which the Company deems to be material to this Agreement, the Company will:

a.    Pay Employee the equivalent of INSERT of Employee’s gross base salary as of the Separation Date in the gross total amount of INSERT, less the required withholdings and deductions (the “Severance Payment”); and
b.    Pay Employee INSERT, less required withholdings and deductions, which represents Employee’s Management By Objective (“MBO”) Bonus for the INSERT fiscal year (the “INSERT”); and
c.    Pay Employee $INSERT, less required withholdings and deductions, which represents 50% of Employee’s target MBO Bonus for the INSERT fiscal year (the “Target INSERT MBO Bonus”); and

d.    Pay on Employee’s behalf the COBRA premium payments necessary to maintain Employee’s current level of benefits coverage for the period of INSERT, provided the Employee elects such coverage for that period in writing in accordance with GoDaddy’s COBRA vendor requirements (the “COBRA Payment”); this benefit, collectively with the INSERT will be referred to herein as the “Separation Consideration”).
3.Timing and other related matters. For the avoidance of doubt, Employee acknowledges and agrees that:
a.    The Separation Consideration is in addition to any wages earned prior to INSERT.

b.    The INSERT MBO Bonus payment described in Paragraph 2(b) will be calculated as follows: INSERT
c.    For the avoidance of doubt:
i.Employee will not vest in any Time-based Options, Time-based RSUs, Performance-based Options or Performance-based RSUs after INSERTand all other unvested Time-based Options, Time-based RSUs, Performance-based Options and Performance-based RSUs as of INSERT shall be forfeited in their entirety; and
ii.Employee will not be eligible to participate in any stock option plans or other equity-related benefits offered or announced to employees after the Presentment Date; and
iii.Employee’s continued employment in INSERT will not in any way make him eligible to participate in the INSERT MBO plan; and
iv.Should Employee fail to either sign the Agreement or should Employee revoke the Agreement in accordance with Paragraph 7(e), any Time-based Options, Time-based RSUs, Performance-based Options and Performance-based RSUs vesting between the Separation Date and INSERT will be null, void and forfeited and will be treated as if Employee had left employment on INSERT; and
v.Employee must exercise all vested options issued under the:
a.2011 Unit Incentive Plan -- which includes all Time-based Options and Performance-based Options granted prior to March 31, 2015 -- no later than INSERT; and
b.the 2015 GoDaddy Inc. Equity Incentive Plan -- no later than INSERT
d.    Employee will continue to be subject to any special blackouts and quarterly blackouts currently in effect. Notwithstanding the applicability or inapplicability of special or quarterly blackouts, Employee will still be subject to federal securities laws, including laws related to insider trading.
4.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that other than the Separation Consideration, and after payment of the amounts described in Paragraph 1 above, the Company will have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, relocation costs, interest, severance, reimbursable expenses, commissions, stock, stock options, vesting and any and all other benefits and compensation due to Employee. Employee represents that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim.
5.Benefits. If Employee executes, does not revoke, and complies with his obligations under this Agreement, Employee’s participation in all Company health and welfare benefit plans will terminate effective 11:59 p.m. on INSERT, unless Employee elects to personally make the COBRA payments directly to the vendor. If Employee does not execute this Agreement, executes and timely revokes this Agreement pursuant to Paragraph 7(e), or fails to comply with his obligations under this Agreement, then Employee’s participation in all Company benefit plans will terminate effective 11:59 pm on INSERT. A letter informing Employee of Employee’s rights to elect continued health coverage under COBRA will be mailed to the Employee’s home after the termination of benefits coverage (regardless of whether the termination of coverage is effective as of INSERT or sooner), and generally arrives within 7 business days after mailing.
6.Release. Employee, in exchange for the Separation Consideration, agrees to and hereby releases, waives and forever discharges the Company and its affiliates, parents, successors, subsidiaries, related companies, directors, officers, employees, attorneys and agents (the “Released Parties”) from any and all claims or causes of action, whether known or unknown, that Employee or Employee’s heirs, executors, administrators and assigns have, had or may have in the future against any of the Released Parties. This release does not extend to any rights or benefits granted pursuant to the Equity Documents (as defined in Paragraph 14) that remain in effect after the termination of Employee’s employment.
a.Scope of Release. Employee’s release includes, but is not limited to, all allegations, claims, and violations related to severance, elimination of position, notice of termination, the payment of wages, salary and benefits (except any valid claim to recover vested benefits to which Employee may be entitled, if applicable) and all claims arising under the following, in each case as amended:
(i)    the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; and all of the state or local counterparts, including without limitation, the California Fair Employment and Housing Act of 1959, California Government Code Sections 12900-12996; California Labor Code Section 200 et seq. (salary, commission, compensation, benefits and other matters), the California Constitution, and any applicable California Industrial Welfare Commission Order; and
(ii)    any other federal, state or local statue, constitution or ordinance; any public policy, contract or tort, or under any common law, including wrongful discharge; any practices or procedures of the Company; any claim for breach of contract, infliction of emotional distress, defamation, discrimination; and
(iii)    any claims relating to, or arising from, Employee’s right to purchase or actual purchase of shares or stock of GoDaddy, except pursuant to the Equity Documents if applicable, which Employee acknowledges shall govern such equity; and
(iv)    any other federal, state or local statutes, laws, regulations or common law causes of action under which any claim may be brought, including those claims arising from Employee’s employment relationship with the Company or the termination of that relationship, and also including any claim for costs, fees or other expenses, including attorneys’ fees and expenses, incurred in these matters (collectively, the “Released Claims”).

a.Unknown Claims and Cal. Civil Code, Section 1542 Waiver. This release includes a release of any and all claims, even if those claims are unknown to Employee. Employee therefore knowingly waives his rights under Section 1542 of the Civil Code of California, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.
Employee understands and acknowledges the significance and consequence of waiving his Section 1542 rights, and hereby assumes full responsibility for any future injuries, damages or losses that may later arise as a result of unknown claims that he is waiving.
Employee further acknowledges that he has been advised to consult with legal counsel with regard to this release and waiver of his rights under Cal. Civil Code Section 1542. Employee, being aware of those rights, agrees to expressly waive those rights, as well as any similar rights employee may have under common law principles of similar effect.
(i)    Limitations. Employee understands that Employee is not releasing any claim relating to: (i) the Separation Consideration, or the right to enforce this Agreement; (ii) Employee’s right, if any, to claim government-provided unemployment benefits or worker’s compensation benefits, if applicable and Employee qualifies; (iii) any rights or claims that Employee may have which arise after the date Employee executes this Agreement; or (iv) any claims that cannot be waived by law. Employee acknowledges that except as expressly provided in this Agreement or in an applicable plan document for any applicable broad-based employee benefit plans other than plans that provide severance or termination pay, Employee will not receive any additional compensation or benefits, including salary, bonus, separation payments, additional equity or vesting of existing equity after INSERT.
(ii)    Release of Age Discrimination Claims. Employee acknowledges that Employee is knowingly waiving and releasing any rights Employee may have under the ADEA, which includes age discrimination claims. Employee agrees this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement (as defined in Paragraph 7(e)). Employee acknowledges that the Separation Consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.
(iii)    No Monetary Recovery. Employee acknowledges and understands that this Agreement waives all of Employee’s rights to any monetary recovery against any of the Released Parties for any potential charge, complaint, or lawsuit. Employee agrees that the Separation Consideration received under this Agreement fully satisfies any potential claims for relief in connection with any charge, complaint, or lawsuit. Nothing in this paragraph limits Employee’s right to receive an award for information provided to Government Agencies, as defined in Paragraph 8(c) below.
(iv)    Covenant Not to Sue. Employee acknowledges and understands that this Agreement prohibits Employee, and Employee’s heirs, family members, executors and assigns, from bringing any lawsuit or cause of action against any of the Released Parties for any claims covered by the Agreement.
7.Acknowledgments. Employee acknowledges that each of the following statements is true and accurate as of the signature date:
i.Employee would not have been entitled to receive the Separation Consideration set forth in Paragraph 2 above had Employee rejected this Agreement.
ii.Employee has carefully read this entire Agreement and understands all the terms of this Agreement, including but not limited to, the release provisions set forth in Paragraph 6 above and the Confidentiality provisions set forth in Paragraph 8 below.
iii.Employee has been and hereby is advised to consult with an attorney before signing this Agreement; and Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel.
iv.Pursuant to the specific release contained in Paragraph 6(d) above, Employee has up to 21 days from the Presentment Date to consider whether to enter into this Agreement (the “Consideration Period”). If Employee signs this Agreement prior to the expiration of the Consideration Period, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive any time remaining in the Consideration Period. Employee should deliver a signed copy of this Agreement to GoDaddy’s Chief Legal Officer via electronic signature as initiated by the Company.
v.Employee will have 7 days to revoke this Agreement after signing it, and this Agreement shall not become effective or enforceable until the revocation period has expired (the 8th day is the “Effective Date” of this Agreement). Any revocation within this 7-day period shall be submitted via email to nkelly@godaddy.com and time-stamped within 7 days of the date Employee signs this Agreement. If this Agreement is revoked in this way, Employee will forfeit the Separation Consideration and the Company shall not be required to provide Employee any of the Separation Consideration or any other payments except as provided in Paragraph 1.

vi.If Employee does not sign this Agreement by the end of the Consideration Period, rejects the Agreement before the end of the Consideration Period, or if the Agreement is revoked by the Employee in accordance with Paragraph 7(e) immediately above, the Employee understands that:
a.This Agreement shall become null and void; and
b.Employee’s employment shall be terminated as of INSERT or such earlier (or later) date as determined by the Company; and
c.Employee will forfeit the Separation Consideration and the Company will not be required to provide Employee with the Separation Consideration, or any other payments; and
d.Employee will be required to exercise any vested Time-Based Options and Performance-Based Options during the periods set forth in the appropriate Equity Documents, notwithstanding Paragraph 3(c)(vii) above.
vii.Employee understands that this Agreement does not waive any rights or claims that may arise after the Effective Date of this Agreement, and that nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of the waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
viii.Employee has not relied on any oral or written statements that are not set forth in this Agreement in determining whether to enter into this Agreement.
a.Employee has received adequate consideration in return for the promises made in this Agreement.
ix.Employee has freely, voluntarily, knowingly, and without any duress or undue influence on the part or behalf of the Company or any third party, and with the full intent of releasing all claims against the Company and any of the other Released Parties, entered into this Agreement.
8.Confidentiality.
a.    Employee agrees to keep the existence and terms of this Agreement strictly confidential, including the specific information regarding the Separation Consideration in Paragraph 2 above. Except as required by law, Employee agrees not to divulge any of the terms of this Agreement to anyone, or permit them to be divulged to anyone, excluding his spouse, attorney, accountant, and tax and financial advisors. Employee understands that GoDaddy has relied on Employee’s commitment to preserve the confidentiality of this Agreement in deciding whether to enter into this Agreement. Employee agrees, at all times hereafter, to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of GoDaddy.
b.    Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom Employee became acquainted during the term of Employee’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, technical development plans, technical or marketing roadmaps or strategies either domestically or internationally, hardware configuration information, marketing plans or marketing data of any kind, customer information or data, brand and media strategies, any and all financial and accounting information including financial or business models, analytics, or forecasts, employee lists, vendor lists, recruiting information, future planned or contemplated merger and acquisition activity, contemplated advertising or brand campaigns or related creative information and content of any nature or form whatsoever and including creative information and proposals provided by the Company’s media, advertising and creative partners, or other legal or business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation. Employee further understands that Confidential

Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph. Employee represents that Employee has not to date misused or disclosed Confidential Information to any unauthorized party.
c.    Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board (collectively, the “Government Agencies”). Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.
9.Knowledge of Improper Business Conduct. Employee has disclosed to GoDaddy in writing all known violations of the Company’s Code of Business Conduct and Ethics and Anti-Corruption Compliance Policy and Guidelines. Employee agrees that if he has not made such disclosures in writing, then there are no additional known instances of: (a) any employee or third party working on behalf of the Company that has provided anything of value to any person, including foreign government officials, in order to improperly influence the recipient of such thing of value; (b) any employee or person associated with the Company that has engaged in bribery or corruption of any person, including foreign government officials; (c) any employee or person associated with the Company that has committed fraud upon the Company or who maintains an actual conflict of interests with GoDaddy; or (d) any other violations of the Company’s Code of Business Conduct and Ethics and Anti-Corruption Compliance Policy and Guidelines.
10.Non-Liability. This Agreement is not an admission or evidence of fault, wrongdoing or liability by the Company, nor should it be construed as such, but instead reflects the Parties’ desire to resolve the Released Claims fairly and amicably.
11.Non-Disparagement/Cooperation. Employee agrees to refrain from any disparagement, defamation, libel or slander of any of the Released Parties. The Company agrees to refrain from any disparaging statements about Employee.  Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board acting in their official capacities and for the benefit of the Company, and only for so long as each officer or member is an employee or Director of the Company. The Parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship. Employee agrees to cooperate fully with the Company and its’ counsel in connection with any administrative, judicial, regulatory, or other proceeding arising from any charge, complaint, or other action relating to the period Employee was employed by the Company, or in connection with any transaction or other matter that requires Employee’s personal knowledge or experience to resolve.  Employee acknowledges and agrees that in the event he is scheduled to be deposed as a Company witness in a pending litigation, he agrees to cooperate with the Company’s counsel and make himself readily available for such deposition or other related legal proceedings. The Company will provide reasonable compensation to Employee (including reimbursement of reasonable and necessary transportation expenses) for services rendered at the Company’s request.
12.Assignment of Inventions. Employee hereby irrevocably assigns to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which Employee may solely or jointly have conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time Employee was in the employ of the Company (including during Employee’s off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Confidential Information, (collectively referred to as “Inventions”). Employee understands and agrees that the decision whether to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due Employee as a result of the Company’s efforts to commercialize or market any such Inventions.
13.Work for Hire. Employee agrees and acknowledges that all original works of authorship which were made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with GoDaddy, and which are protectable by copyright, whether or not copyright registration is actively sought by or granted to GoDaddy, are “works made for hire,” as that term is defined in the United States Copyright Act, including but not limited to: literary works (including all written material), computer programs and code, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded that were conceived, devised, invented, developed, or reduced to practice by Employee or under Employee’s direction.
14.Prior Agreements. The Parties acknowledge that they have carefully read this Agreement, voluntarily entered into it, and understand its contents and its binding legal effect. The Parties further acknowledge and agree that this Agreement represents the entire agreement between them with respect to Employee’s separation from the Company, and that it supersedes any and all other oral or written agreements that may exist between them, except that:
a.    Employee’s continuing obligations under all Confidentiality and Non-Compete Agreements, including the INSERT, as well as continuing confidentiality and other obligations to the Company as outlined in the Company handbook and other policies (collectively, the “Work Agreements”) shall remain in full force and effect; and
b.    Any equity awards granted to Employee under the Desert Newco, LLC 2011 Unit Incentive Plan, the 2015 GoDaddy Inc. Equity Incentive Plan, the Management Equity and Unitholders Agreement, and any other agreements entered into in connection with any grant thereunder (collectively, the “Equity Documents”), shall remain in full force and effect. If any conflict exists or arises between the terms of this Agreement and the Work Agreements or Equity Documents referenced in this paragraph, the terms of the Work Agreements or Equity Documents shall control.
15.Severability. If any court of competent jurisdiction declares any of this Agreement’s provisions to be unenforceable, the remaining provisions shall be enforced as though this Agreement did not contain the unenforceable provision(s), and/or be reformed so as to be enforceable.
16.Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the substantive law of the State of California as it governs transactions occurring wholly within California. Any action or dispute arising out of, or in any way related to, this Agreement, or the interpretation and/or application of this Agreement, must be brought in Santa Clara County, California.
17.Jury Trial Waiver. Employee agrees to waive Employee’s right to a trial by jury in any action relating to or arising out of this Agreement and acknowledges that Employee’s waiver of such a right is knowing and voluntary.
18.Remedies for Breach. A breach of any provision of this Agreement may give rise to a legal action. If Employee breaches any provision of this Agreement, in addition to any other available remedies, the Company may recover the entire amount of the Separation Consideration that has been made to Employee under this Agreement. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and actual attorneys’ fees incurred in any litigation relating to or arising out of this Agreement.

19.Successors and Assigns. The Parties agree that this Agreement shall inure to the benefit of, and may be enforced by, the Company’s successors, assigns, parents, subsidiaries, and related companies.
20.Return of Company Property. Employee agrees that Employee has returned, or will return within 5 calendar days of INSERT, all Company property in Employee’s possession, custody, or control. Employee shall coordinate with the Chief People Officer to make arrangements to return all Company property.
21.Linked In and other Social Media profiles. Employee will update Employee’s LinkedIn profile and/or other social media platforms within 5 calendar days of INSERT to avoid misrepresenting any employment affiliation with GoDaddy.
22.Entire Agreement. This Separation Agreement, the Equity Documents and the Work Agreements, constitute the full and entire understanding and agreement between and among the Parties with respect to the subjects hereof and thereof.
23.Counterparts. This Agreement may be executed by the Parties in one or more counterparts, including faxed copies and electronic signatures. All such fully-executed counterparts shall be treated as originals of this Agreement.
Please read this Agreement carefully, it contains a RELEASE of all known and unknown claims.
Agreed and accepted:

INSERT

_________________

Date: ____________

GODADDY.COM, LLC

By:
Nima Jacobs Kelly, Chief Legal Officer
Date: ____________